Exhibit 10.11

October 17, 2011

Mr. Adam DeWitt

XXXX

Re: Employment Offer – GrubHub, Inc. (the “Company”) Chief Financial Officer

Dear Adam:

Welcome to GrubHub! Congratulations on your position as Chief Financial Officer. In this position, you will be a full-time, exempt employee.

1. Position. As Chief Financial Officer, you will report directly to the Company’s Chief Executive Officer. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2. Starting Date. It is expected that your employment will begin on             , 2011 (the “Start Date”).

3. Sign on Bonus. Within ten business days after the Start Date, the Company will pay you a sign-on bonus of $100,000.

4. Salary. Your base annual salary rate will be $300,000, earned and payable in substantially equal installments in accordance with the Company’s payroll policy and subject to all required and authorized withholding. The Company will review your annual base salary annually.

5. Make Whole Payment. So long as you have been in continuous service to the Company through 24 months after the start Date, $300,000 will be awarded to you in recognition of consideration that would otherwise be payable to you if you did not join the Company (the “Make Whole Payment”). The Make Whole Payment will be paid to you within 10 days after you complete 24 months of employment.

6. Stock Options. At the next regular meeting of the Board following the Start Date, subject to all necessary Board approvals which shall not be unreasonably withheld, you will be granted the following stock options, subject to the terms and conditions of the Company’s stock option plan and stock option award agreements, attached hereto as Exhibits A and B, to be signed by both you and the Company:

(a) an option to purchase 403,232 shares of common stock of the Company, which will vest with respect to 50% of such shares on the second anniversary of the Start Date (the “Second Anniversary”) and will vest with respect to the remaining 50% of such shares in equal monthly installments over the following 24 months after the Second Anniversary, subject in all cases to your continued employment with the Company through each vesting date (the “Initial Grant”); and

(b) an option to purchase 80,646 shares of common stock of the Company, which will vest upon a Qualified Public Offering (as defined in the applicable stock option award agreement), subject to your continued employment with the Company through the date of such Qualified Public Offering (the “IPO Grant”).

Notwithstanding the foregoing, in the event the Qualified Public Offering occurs prior to the Second Anniversary and provided that you have been continuously employed with the Company through the date of the Qualified Public Offering, the Initial Grant shall vest in 48 equal monthly installments after the Start Date instead of as set forth in paragraph 6(a) above.

Each of the Initial Grant and the IPO Grant will have an exercise price per share equal to the fair market value of the Company’s common stock on the grant date, as determined in good faith by the Board. In the event the fair market value of the Company’s common stock on the date of grant of your options is materially greater than the expected price per share, the Company, in good faith, will assess the impact on your overall compensation and assess whether additional compensation is merited. You must execute and deliver all stock option agreements, signature pages and other documents that the Company requests in connection with your stock option grants.

The Initial Grant and the IPO Grant shall be subject to acceleration as follows:

(i) 50% of the then unvested portion of the Initial Grant will vest immediately upon the consummation of a Change of Control.

(ii) 100% of the then unvested portion of the Initial Grant and the IPO Grant will vest immediately, in the event that you are terminated without Cause (as defined below) or your employment is Constructively Terminated (as defined below), in both cases, within three months prior to or twelve months following a Change of Control.

(iii) “Change of Control” means (a) the transfer of outstanding shares of the Company’s capital stock to any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, such that the holder, as a result of such transfer, now owns more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors (“Voting Stock”); (b) the completion by any entity, person, or group (other than the Company or one of its subsidiaries) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; or (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (2) a transfer of substantially all of the property or assets of the Company other than to an entity of which the Company (or its stockholders) owns at least 80% of the Voting Stock.

Notwithstanding the foregoing: (x) any stock options granted to you, including, without limitation, the Initial Grant and the IPO Grant, will not be subject to Section XIII of the Company’s Second Amended Stock Option Plan or any similar provision related to the mitigation of excise tax; and (y) in the event you are not granted the Initial Grant and/or the IPO Grant within 90 days of the Start Date, notwithstanding anything to the contrary herein, you shall receive the Make Whole Payment on the 90th day following the Start Date.

7. Benefits; Vacation; Withholding.

You will receive a total of four weeks of vacation time, accrued annually. Moreover, you will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs. If you have any questions regarding these benefits, you may speak with Human Resources.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law. The Company retains the right to change, add or terminate any particular benefit.

8. Term and Termination. Your employment under this letter agreement shall continue until terminated pursuant to this Paragraph 8. Your Employment with the Company is an “at-will” employment and may be terminated by either you or the Company at any time with or without Cause. This means that either you or GrubHub may end the employment relationship at any time, with or without prior notice, warning or Cause. Only the Company’s Board has the authority to alter the terms of the at-will status of your employment relationship with GrubHub and any such alteration shall be in writing.

For purposes of this offer letter, “Cause” shall mean: (i) your willful refusal to carry out your material lawful duties as directed by the Company’s Chief Executive Officer or Board of Directors; (ii) your gross misconduct which is materially detrimental to the Company and is connected with your employment with the Company; (iii) your conviction or plea of guilty or nolo contendere to a felony or crime involving moral turpitude or act of fraud against the Company or its affiliates; or (iv) your material breach of the terms of your Protective Agreement or Agreement Not to Compete; provided, however, with respect to clauses (i) through (iv), the Company must give you written notice specifying the basis for Cause and provide you with at least thirty (30) days after such notice to cure any basis for Cause capable of being cured.

(a) If you are terminated without Cause or Constructively Terminated (as hereinafter defined) within three months prior to or twelve months after a Change of Control and prior to your receiving the Make Whole Payment, then the Company will pay the Make Whole Payment to you.

(b) If you are terminated without Cause or Constructively Terminated (as hereinafter defined) other than as set forth in paragraph (a) above and prior to payment of the Make Whole Payment and prior to the Second Anniversary, then: (i) the Company will pay you an amount equal to the product of (x) 75% of the Make Whole Payment, multiplied by (y) the quotient of (A) the number of full months elapsed between the date of termination and the Start Date (not to exceed 24), divided by (B) 24; and (ii) a number of shares equal to the product of (x) 50% of the number of unvested shares subject to the Initial Grant, multiplied by (y) the quotient of (A) the number of full months elapsed between the date of termination and the Start Date (not to exceed 24), divided by (B) 48, shall vest as of the termination date. Exercise of such options shall be subject to the applicable stock option plan, including without limitation the limit on post-termination exercise.

(c) For purposes of this letter agreement, “Constructively Terminated” shall mean a resignation of your employment if you resign from your employment hereunder due to the occurrence of any of the following without your express written consent: (i) notice that you are required to relocate to a location that is both (A) greater than 25 miles from the Company’s current location and (B) outside a 25 mile radius of Chicago, Illinois; (ii) any material diminution in your authority, duties and responsibilities; or (iii) any material diminution of your base salary; provided, that if the Board has determined that it is in the best interests of the Company to reduce compensation generally, such reduction shall not provide a basis for you to be Constructively Terminated if the reduction of the salary is less than 10% and is proportionate to the reduction imposed on other executives of the Company of similar seniority (excluding the founders of the Company). Each of (i) to (iii) above is referred to as a “Constructive Termination Condition.” In addition to the foregoing, your right to have a Constructive Termination is subject to the following: (i) you must provide written notice to the Company of the occurrence of one of the Constructive Termination Conditions within 90 days of its initial existence; (ii) the Company must be given a period of at least 30 days to remedy such Constructive Termination Condition; (iii) the Company must fail to remedy the Constructive Termination Condition within such period; and (iv) you must leave employment within one year of the initial existence of such Constructive Termination Condition.

(d) Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of employment.

(e) Except as otherwise provided in this letter agreement, upon any termination of your employment with the Company for any reason, vesting of any stock options which the Company may have granted to you shall cease immediately, subject to Section 8(f).

(f) Any benefits payable pursuant to this agreement (cash or equity) in the event of a termination without Cause or a Constructive Termination are subject to your agreement to a release of claims against the Company and related persons and entities in substantially the form attached hereto as Exhibit C (the “Release”). The benefits provided herein will be in lieu of any entitlement you may otherwise have under any Company policy, practice or agreement (other than this letter agreement) with respect to notice of termination, pay in lieu of notice of termination or other severance payment or benefit from any other Company source. The Company shall tender a Release to you within seven days of the date of termination; provided the termination is a termination without Cause or a Constructive Termination. You shall be given the opportunity (i) to consider such release for 21 days before being required to sign it and (ii) to revoke it within seven days after signing it. If you sign and do not revoke the Release and it becomes effective, the Company shall make any payments described herein on the first payroll date occurring more than 35 days after the date of termination.

9. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a) The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the Protective Agreement and Agreement Not to Compete attached hereto as Exhibit D. Prior to the commencement of your employment, you also must provide the Company with copies of any noncompetition, nonsolicitation, noninterference, confidentiality, nondisclosure, or work-for-hire agreements, or similar agreements, to which you are subject or may be bound.

(c) You consent to and authorize, without liability, the release of consumer and/or investigative consumer reports to the Company in conjunction with your employment. The investigation can include, without limitation, conducting criminal records checks, public records checks and other background information checks. You further understand that any and all information contained in your job application or otherwise disclosed to the Company by you before, during or after your employment, if any, may be utilized for the purpose of obtaining the consumer reports or investigative consumer reports requested by the Company.

10. Miscellaneous.

(a) The Company will indemnify and hold you harmless to the fullest extent permitted by applicable law with respect to any actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses and damages related to the performance of your duties for the Company. The Company will cover you under directors and officers liability insurance during your employment and thereafter in the same amount and to the same extent as the Company covers its other officers and directors.

(b) It is intended that any amounts payable under this agreement and the Company’s and your exercise of discretion hereunder shall be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject you to the payment of any interest or additional tax imposed under Section 409A. To the extent subject to Section 409A, any ambiguity in this agreement shall be interpreted consistent with Section 409A. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this agreement will be modified to avoid such additional tax. Notwithstanding any provision to the contrary in this agreement, if on the date of your termination of employment you are a “specified employee” pursuant to Section 409A, any payment of deferred compensation due to your “separation from service” will not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” and (ii) the date of your death.

This offer of employment will expire on October             , 2011 unless accepted by you prior to such date.

This letter and the agreements referenced in paragraph 9(b) above constitute the entire agreement between you and the Company regarding the subject matter contained herein and supersedes any prior agreements (oral or written) concerning such subject matter.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

GRUBHUB, INC.

By:

Matt Maloney
Chief Executive Officer

Agreed and Accepted:

10-19-11

Adam DeWitt	Date